Exhibit 99.1

Reviva Pharmaceuticals Holdings, Inc. Announces $8.5 Million Registered Direct Offering and Concurrent Private Placement Priced At-the-Market Under Nasdaq Rules

CUPERTINO, Calif., September 6, 2022 (GLOBE NEWSWIRE) -- Reviva Pharmaceuticals Holdings, Inc. (NASDAQ: RVPH) (“Reviva” or the “Company”), a clinical-stage pharmaceutical company developing therapies that seek to address unmet medical needs in the areas of central nervous system (CNS), cardiovascular, metabolic, and inflammatory diseases, today announced that it has entered into definitive agreements with a single healthcare-focused institutional investor, in a registered direct offering priced at-the-market under Nasdaq rules, and two affiliates of a member of the Company’s Board of Directors, each in a private placement, for the purchase and sale of an aggregate of 3,359,684 shares of its common stock (or pre-funded warrants to purchase shares of common stock in lieu thereof) at a purchase price per share of $2.53 (or $2.5299 per pre-funded warrant, which represents the per share offering price for the common stock less the $0.0001 per share exercise price for each pre-funded warrant), for gross proceeds of approximately $8.5 million before deducting placement agent fees and other estimated offering expenses. The Company has also agreed to issue to each investor, in an additional concurrent private placement, unregistered warrants to purchase up to 3,359,684 shares of the Company’s common stock. The warrants will have an exercise price of $2.40 per share, will be exercisable immediately following the date of issuance and will expire five years from the initial exercise date.

The closing of the registered direct offering and the concurrent private placements is expected to occur on or about September 8, 2022, subject to the satisfaction of customary closing conditions.

Reviva intends to use the net proceeds from the offering to continue the clinical development of brilaroxazine (RP5063) for the treatment of acute and maintenance schizophrenia, and for working capital and other general corporate purposes.

A.G.P./Alliance Global Partners is acting as the sole placement agent for the offering.

The offering of the shares of common stock and pre-funded warrants (and underlying shares of common stock) to the institutional investor is being made pursuant to an effective shelf registration statement on Form S-3 (File No. 333-262348) previously filed with the U.S. Securities and Exchange Commission (the “SEC”) and declared effective by the SEC on February 2, 2022. The offering of the shares of common stock and pre-funded warrants (and underlying shares of common stock) to the institutional investor is made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A prospectus supplement and accompanying prospectus describing the terms of the proposed offering will be filed with the SEC and will be available on the SEC’s website located at http://www.sec.gov. Electronic copies of the prospectus supplement may be obtained, when available, from A.G.P./Alliance Global Partners, 590 Madison Avenue, 28th Floor, New York, NY 10022, or by telephone at (212) 624-2060, or by email at prospectus@allianceg.com.

The warrants and shares of common stock (and pre-funded warrants) sold in the private placements described above are being issued in a private placement under Section 4(a)(2) of the Securities Act of 1933, as amended (the “Act”), and Regulation D promulgated thereunder and, along with the shares of common stock underlying such warrants and such pre-funded warrants issued in such offerings, have not been registered under the Act, or applicable state securities laws. Accordingly, the shares of common stock and pre-funded warrants (and underlying shares of common stock) issued in the private placements may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Reviva

Reviva is a clinical-stage biopharmaceutical company that discovers, develops and seeks to commercialize next-generation therapeutics for diseases representing unmet medical needs and burdens to society, patients, and their families. Reviva’s current pipeline focuses on the central nervous system, respiratory and metabolic diseases. Reviva’s pipeline currently includes two drug candidates, RP5063 (brilaroxazine) and RP1208. Both are new chemical entities discovered in-house. Reviva has been granted composition of matter patents for both RP5063 and R1208 in the United States (U.S.), Europe, and several other countries.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act, as amended, including those relating to the completion and timing of the closing of the offerings described above, including as to the satisfaction of customary closing conditions related to the offerings and the use of net proceeds therefrom, the Company’s product development, clinical and regulatory timelines and expenses, market opportunity, ability to raise sufficient funding, competitive position, possible or assumed future results of operations, business strategies, potential growth opportunities and other statements that are predictive in nature. These forward-looking statements are based on current expectations, estimates, forecasts and projections about the industry and markets in which we operate and management’s current beliefs and assumptions.

These statements may be identified by the use of forward-looking expressions, including, but not limited to, “expect,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential, “predict,” “project,” “should,” “would” and similar expressions and the negatives of those terms. These statements relate to future events or our financial performance and involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Such factors include those set forth in the Company’s filings with the Securities and Exchange Commission. Prospective investors are cautioned not to place undue reliance on such forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Corporate Contact:

Reviva Pharmaceuticals Holdings, Inc.

Laxminarayan Bhat, PhD

www.revivapharma.com

Investor Relations Contact:

LifeSci Advisors, LLC

Bruce Mackle

bmackle@lifesciadvisors.com

Virtual Investor Conferences Contact:

OTC Markets Group

John M. Viglotti, SVP

johnv@otcmarkets.com